EXHIBIT 99.1

Contacts:

Joshua A. Grass	Susan Ferris
Sr. Manager, Investor & Financial Relations	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Announces Resignation of Chairman and CEO

and Plans for Succession

Novato, CA, August 12, 2004 – BioMarin Pharmaceutical Inc. (NASDAQ and SWX: BMRN) announced today that Fredric D. Price has resigned as Chairman and Chief Executive Officer (CEO) of the company in order to relocate back to the East Coast. Pierre Lapalme, a member of the company’s Board of Directors who has held numerous senior management positions in the pharmaceutical industry, will assume the position of Chairman of the Board. Louis Drapeau, BioMarin’s Chief Financial Officer since August 2002, has been appointed acting Chief Executive Officer until a new CEO is named, and Jeffrey Cooper, Vice President, Controller, has been appointed acting Chief Financial Officer. The Board of Directors has commenced the search for a new CEO.

Mr. Price said, “Being at the helm of BioMarin for these past four years as it transformed from a research and development organization into a fully-integrated biotech company has been both challenging and rewarding. Professionally, it is difficult for me to leave, but personally, with my family on the East Coast, it is appropriate for me to relocate there on a full time basis. I am very proud of the many accomplishments that the management team has achieved across the spectrum from research through commercial operations.”

The newly appointed Chairman, Mr. Lapalme, stated, “On behalf of the Board of Directors, the Science Advisory Board, and the employees of the company, we would like to express our appreciation to Fred Price for his leadership at BioMarin. We wish Fred the best of luck in his future endeavors and thank him for his significant contributions.”

BioMarin Pharmaceutical Inc. develops innovative biopharmaceutical and commercializes therapeutics for serious pediatric diseases.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2003 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

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